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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                 October 1, 2002



                         ALPHA TECHNOLOGIES GROUP, INC.

               (Exact name of registrant as specified in charter)


           Delaware                            01-14365                   76-0079338
       (State or other                       (Commission                (IRS Employer
jurisdiction of incorporation)               File Number)            Identification No.)

          11990 San Vicente Boulevard, Suite 350, Los Angeles, CA 90049
                    (Address of principal executive offices)


Registrant's telephone number, including area code 310-556-4005
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                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.    OTHER EVENTS AND REGULATION FD DISCLOSURE

SALE AND LEASEBACK TRANSACTION

           On October 1, 2002, Registrant's wholly-owned subsidiary, Wakefield Thermal Solutions, Inc. ("Wakefield") entered into a sale and leaseback transaction for its 171,235 square foot Pelham, New Hampshire manufacturing facility (the "Property"). Wakefield sold the Property to 33 Bridge Investors, LLC ("33 Bridge"), a newly-formed entity in which Marshall D. Butler, a director of the Company owns 50% of the equity interest, for a purchase price of $4,750,000. In connection with the sale and leaseback transaction, Registrant issued warrants to purchase an aggregate of 250,000 shares of common stock, par value $.03 per share, of the Registrant to the members of 33 Bridge, including warrants to purchase 125,000 shares of Common Stock to Marshall D. Butler, at an exercise price of $1.42 per share. The warrants were valued at approximately $274,000 using the Black Sholes method. The book value of the land, buildings and improvements is approximately $6.3 million. Selling costs were approximately $310,000, excluding the value of the warrants. The expected loss on the sale of the property will be approximately $2.1 million.

           Effective on October 1, 2002, 33 Bridge and Wakefield entered into a lease whereby Wakefield leased from 33 Bridge the Property for 15 years at an initial rent of $630,000 per year with annual increases between 2% and 2.5% per annum. Wakefield is responsible for operating expenses including taxes, utilities, insurance and maintenance. As a result of the transaction Registrant expects annual expenses initially to increase by $325,000 representing the difference between rental expense and interest and depreciation expense. The obligations of Wakefield under the lease are guaranteed by Registrant.

           The purchase price and other terms of the sale and leaseback transaction were the result of arm's length negotiations between representatives of Registrant and representatives of 33 Bridge. The terms of the transaction were approved by the members of the Audit Committee of the Registrant constituted as a Special Committee of Independent Directors.

           The Registrant applied the net proceeds to its $5,000,000 principal payment made on October 1, 2002 pursuant to its Credit Agreement, dated December 26, 2000, as amended (the "Credit Agreement").

FOURTH AMENDMENT DATED SEPTEMBER 27, 2002, TO CREDIT AGREEMENT

           Effective October 1, 2002, the Company and its Lenders under the Credit Agreement entered into a Fourth Amendment to the Credit Agreement by which (i) certain of the financial covenants were amended to reflect the Registrant's most recent financial projections as well as the sale and leaseback transaction, (ii) the expiration date for the revolving credit facility was extended to June 30, 2004 from June 30, 2003, (iii) modifications were made to the remaining payment schedule on the term loan, (iv) the date by which common stock underlying the warrants issued to the Lenders must be registered was delayed to March 31, 2004, and (v) Registrant agreed to the retention, if requested by the Lenders, of a consultant for the purpose of reviewing its operations, projections, cash flows, financial statements and books and records.

           Pursuant to the Fourth Amendment, the maximum financial leverage ratio, which is calculated by dividing funded debt by EBITDA, must not exceed 4.45:1 for the fiscal year end 2002, 4.15:1 for the first quarter of fiscal 2003, 4.30:1 for the second quarter of fiscal 2003, 4.60:1 for the third quarter of fiscal 2003, 4.15:1 for the fiscal year end, 1.85:1 for the first quarter of fiscal 2004 through fiscal year end 2004 , and 1.75:1 for first quarter of fiscal 2005 and thereafter. The fixed charge coverage ratio, which is calculated by dividing fixed charges by EBITDA minus Capital Expenditures, must not exceed 1.00:1 for the fiscal year end 2002 and first quarter of fiscal 2003, 0.95:1 for second quarter of fiscal 2003, 0.90: 1 for third quarter of fiscal 2003 and year end of fiscal 2003 and 0.80:1 for the first quarter of fiscal 2004 through fiscal year end 2004 and 0.85:1 for the first quarter of fiscal 2005


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and thereafter. EBITDA must be no less than $5,612,000 on an annual basis at the end of fiscal 2002. The Registrant is currently in compliance with all of the financial covenants under the Credit Agreement.

           Future minimum principal payments on the revolving credit facilities and term loans under the Credit Agreement as amended are as follows:

                               IN THOUSANDS
                               ------------
                  2002            $   750
                  2003              3,000
                  2004              9,500
                  2005              7,200
                  2006              5,450
                                  -------
                                  $25,900
                                  =======

           Fees of $51,800 were paid to the Lenders upon the effectiveness of the Fourth Amendment, and a deferred restructuring fee equal to 1% of the aggregate revolving loan commitment and the outstanding principal amount of the term loan as of fiscal year end 2004 was deemed earned in full upon the effectiveness of the Fourth Amendment but is not payable until October 31,2004.
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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (c) Exhibits.



          4.1 Fourth Amendment to the Credit Agreement between the Company and the Lenders named therein dated September 27, 2002.

         10.1 Purchase and Sale Agreement dated September 27, 2002 between Wakefield Thermal Solutions, Inc. and 33 Bridge Street Investors, LLC.

         10.2 Lease dated October 1, 2002 between 33 Bridge Investors, LLC and Wakefield Thermal Solutions, Inc.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.



                                   Alpha Technologies Group, Inc.
                                   (Registrant)



Date: October 3, 2002              By: /s/ Lawrence Butler
                                       Lawrence Butler, Chief Executive Officer
                                       (Principal Executive Officer)







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                                 EXHIBIT INDEX


4.1 Fourth Amendment to the Credit Agreement between the Company and the Lenders named therein dated September 27, 2002. (Exhibits to this Amendment have not been filed by the Registrant, who hereby undertakes to file such exhibits upon the request of the Commission.) (Filed Herewith)

10.1 Purchase and Sale Agreement dated September 27, 2002 between Wakefield Thermal Solutions, Inc. and 33 Bridge Street Investors, LLC. (Filed Herewith)

10.2 Lease dated October 1, 2002 between 33 Bridge Investors, LLC and Wakefield Thermal Solutions, Inc. (Filed Herewith)